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                   SUBSIDIARIES OF NORTH STAR UNIVERSAL, INC.



Name                                                   State of Incorporation
- ----                                                   ----------------------
Americable, Inc.                                       Minnesota
    Adanac Cable, Ltd.                                 Canada
    Cable Distribution Systems, Inc.                   Georgia
    Transition Engineering                             Minnesota
Dalworth Holdings, Inc.                                Texas
    C.E. Services, Inc.                                Texas
     C.E. Services (Europe) Limited                    United Kingdom
    Bridging Solutions Corporation                     Texas
    Commercial Computer Services, Inc.                 Texas
Eagle Engineering & Manufacturing, Inc.                Minnesota


(Inactive subsidiaries are omitted)